MEMORANDUM OF AGREEMENT executed in Montreal, Quebec, this 20th day of March, 2023.

BETWEEN:

INTELGENX CORP., a corporation constituted under the laws of Canada, having its head office at 6420 Abrams, Ville St.-Laurent, Quebec H4S 1Y2 duly represented herein by Dr. Horst Zerbe, its CEO, duly authorized to do so as he declares

(Hereinafter called the "Corporation")

AND:	DAVID KIDECKEL, domiciled and residing at 23 Peveril Hill South, Toronto, ON M6C 3A7 (Hereinafter called the "Sr. Vice President") (Hereinafter collectively, the "Parties")

WHEREAS	the Corporation has undertaken to retain the Sr. Vice President in the position of Sr. Vice President, Head of Corporate Development & Strategic Alliances (the "Position") and the Sr. Vice President agrees to be so retained, the whole under the terms and conditions set forth in this Memorandum of Agreement (the "Agreement");

WHEREAS	the Sr. Vice President covenants having all the necessary skills to perform the duties and responsibilities contemplated by the Position;

WHEREAS	this Agreement is necessary in order to protect the Corporation's Confidential Information (as defined below) and to allow the Corporation to disclose to the Sr. Vice President such Confidential Information; and

WHEREAS	the Sr. Vice President has had the opportunity to review this Agreement with counsel, if desired, prior to agreeing to the terms of this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows

1. Preamble

The preamble of this Agreement and its Schedule(s) shall form an integral part hereof. Any payments due to the Sr. Vice President under the terms of this agreement shall be in lawful Canadian currency and subject to all appropriate withholdings required by law.

2. Employment

Subject to the terms and conditions hereinafter set forth, the Corporation hereby agrees to retain the Sr. Vice President in the Position beginning March 20, 2023 (the "Commencement Date"), and the Sr. Vice President hereby agrees to serve in such capacities.

3. Term of Employment

3.1 Subject to the specific provisions hereinafter set forth respecting the termination of the Sr. Vice President's employment, the employment of the Sr. Vice President shall be for an indeterminate term, commencing upon the Commencement Date.  In this Agreement, each calendar year beginning on January 1, 2023, or fraction thereof, during the term of this Memorandum of Agreement is referred to as an "Employment Year". All rights and obligations hereunder shall be prorated during any employment period of less than an Employment Year.

3.2 The first six (6) worked months of your employment will be a probationary period commencing on the Commencement Date, or the applicable later date (the "Probation Period"). During this Probation period, the Corporation may, notwithstanding any other provision of this Agreement, terminate your employment forthwith, in its sole discretion, without providing you with any notice or indemnity in lieu of a notice.

4. Duties and Responsibilities

4.1 The Sr. Vice President will have such duties, authority and responsibilities as shall be consistent with his positions diligently and conscientiously, and perform the duties of Sr. Vice President's management title within the general guidelines outlined in the Sr. Vice President of Corporate Development & Alliances Management job description, attached here to as Schedule A, as modified from time to time by the Chief Executive Officer from time to time.

4.2 The Sr. Vice President will devote substantially all of the Sr. Vice President's full working time, attention and effort to the performance advancing the Corporation's interests and will use his best efforts to promote the interests of the Corporation and its subsidiaries and affiliates. As such, the Sr. Vice President will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services, either directly or indirectly, without the prior written consent of the Corporation. The Corporation acknowledges that it has received proper notice indicating that the Sr. Vice President is presently providing consulting services as an independent contractor to Willow Biosciences (TSX:WLLW), while also holding a position on the Board of Directors and serving on the Audit Committee at Pharmadrug (CSE:PHRX). The Corporation hereby consents to the Sr. Vice President continuing to perform the aforementioned functions after commencing employment with the Corporation.

4.3 Beginning upon the Commencement Date, the Sr. Vice President shall report to the Chief Executive Officer of the Corporation.  Upon the successful completion of the Probation Period, the Corporation will assess the opportunity to promote the Sr. Vice President to the position of Chief Business Officer and this assessment and any decision regarding same will remain subject to the approval of the Corporation's Board of Directors (the "Board").

5. Salary

5.1 The Sr. Vice President shall receive from the Corporation an annual salary of Two Hundred Ninety Thousand Dollars ($290,000 CND) (the "Base Salary"), beginning upon the Commencement Date. This Base Salary aims at compensating the Sr. Vice President for the performance of any and all duties and responsibilities related to the Position. Upon commencement of the first full calendar year following the Sr. Vice President's employment and subject to review by the Compensation Committee of the Board on a yearly basis thereafter, such Base Salary, as in effect from time to time, may be increased but not reduced. The Base Salary shall be paid to the Sr. Vice President in 26 equal consecutive bi-weekly installments or in such other manner as may from time to time be agreed between the Corporation and the Sr. Vice President and pursuant to the Corporation's regular payroll practices.

5.2 The Corporation shall pay to the Sr. Vice President, as long as the Sr. Vice President provides its services to the Corporation, a monthly automobile allowance in the amount of Seven Hundred Fifty Dollars ($750), which shall cover all related operating expenses, including, without limitation, insurance, registration, gas, maintenance and repairs.

6. Business Expenses

The Corporation shall reimburse the Sr. Vice President for all reasonable traveling, entertainment and other business expenses actually and properly incurred by the Sr. Vice President in connection with the performance of his duties hereunder upon presentation of acceptable documentary evidence that such expenses have been incurred in accordance with the Corporation's policies that may be enacted from time to time.

7. Directors' and Officers' Liability Insurance

The Corporation hereby agrees to indemnify the Sr. Vice President in accordance with the provisions of its by-laws, as such provisions may be expanded from time to time.  The Sr. Vice President will be covered by the Corporation's directors' and officers' liability insurance.

8. Benefits

8.1 Benefit Plans

The Sr. Vice President shall be entitled to participate in such group life, medical and disability insurance plans as may be provided by the Corporation for its senior management from time to time.

8.2 Communications Equipment

The Corporation shall provide the Sr. Vice President and pay for a mobile telephone, laptop computer and other communications equipment that the Sr. Vice President may use in connection with his duties hereunder (e.g. home internet access, smartphone etc.), and shall pay for the monthly fees and reasonable use of same. Such devices shall be returned to the Corporation upon termination of the Sr. Vice President's employment.

9. Incentive Plans

9.1 Short Term Incentive Plan: Bonus

The Sr. Vice President shall be entitled to receive an annual bonus in respect of each fiscal year that falls, in whole or in part, during the term of the Sr. Vice President's employment hereunder, which will be paid upon the achievement of specific performance targets, defined financial and other criteria for the Corporation.

The Sr. Vice President's target bonus for meeting such performance targets shall be up to thirty-five percent (35%) of Base Salary.

The establishment and elaboration of the criteria for the performance targets prior to the commencement of any year, and the subsequent assessment of performance results at year end, shall be done by the Compensation Committee of the Board in its sole discretion, in consultation with the CEO and Chairman of the Board. The performance targets shall be established by the Compensation Committee of the Board before or within the first quarter of each fiscal year.

Any bonus payable pursuant to this Section 10.1 shall be payable following the fiscal year-end and subject to board approval of any bonus payable and of the audited financial statements or at such other time as may be agreed upon between the Sr. Vice President and the Corporation.

Notwithstanding the foregoing, if the Corporation determines, in its sole good faith discretion, that it is not appropriate or in the best interests of the Corporation for it to award or pay any bonus in light of and based upon its financial condition, it may decide not to pay or award any bonus. For purposes of clarity, the Corporation may decide not to award or pay a bonus under this paragraph even if the Corporation's poor financial condition is not related to any poor performance, act or omission of the Sr. Vice President.

9.2 Long Term Incentive Plan: Stock Options and RSUs

Pursuant to the terms of a separate stock option agreement to be executed between the Corporation and the Sr. Vice President, the Corporation has agreed to grant to the Sr. Vice President a total of two hundred and fifty thousand (250,000) stock options and fifty thousand (50,000) RSUs, which shall vest in accordance with the terms of such separate stock option and RSU agreements to be executed between the Corporation and the Sr. Vice President. Any grant of stock options and RSUs to the Sr. Vice President will be subject to such terms and conditions as are set out in the Corporation's stock option and RSU plans.

10. Vacation

During each twelve (12) month period of his employment, the Sr. Vice President shall be entitled to twenty (20) days paid vacation, to be taken at such time(s) convenient to the Sr. Vice President and the Corporation. Paid vacation days may be taken in advance of the year of accrual it being understood that in the event of the Sr. Vice President's termination of employment, the Corporation can set off from the Sr. Vice President's final pay any vacation time taken in advance that had not been accrued for. The Sr. Vice President may not carry forward unused vacation time, except with the prior written approval of the Corporation.

11. Termination of Employment

11.1 For purposes of this Section 11 and of Section 12 of this Agreement, the following words and expressions shall have the meaning ascribed to them below:

(a) "Accruals" means: (i) any accrued but unpaid Base Salary and accrued but unpaid vacation pay through to the date of termination of employment of the Sr. Vice President; (ii) benefits accrued and earned by the Sr. Vice President through to the date of termination (if any) in accordance with the applicable plans and programs of the Corporation; and (iii) any business expenses incurred by the Sr. Vice President in accordance with the provisions hereof, but not yet paid as of the date of termination, less all appropriate withholdings required by law; and

(b) "Cause" shall mean "serious reason", as contemplated by Article 2094 of the Civil Code of Quebec.

11.2 If the Sr. Vice President shall die, this Agreement shall terminate and the Corporation shall have no further obligations hereunder except to pay to the Sr. Vice President (or his estate, as the case may be) any Accruals. If the Sr. Vice President shall voluntarily resign from his employment with the Corporation at any time other than as described in section 12 of this Agreement, he shall be required to give 15 business days' written notice to the Corporation.

11.3 Notwithstanding anything contained herein, the Corporation may terminate the employment of the Sr. Vice President under this Agreement by notice in writing to the Sr. Vice President, given at any time, in any of the following events:

(a) for Cause, in which case the Sr. Vice President shall not be entitled to a notice period or to any compensation, damages or payment of any nature whatsoever, save for any Accruals; or

(b) for any reason whatsoever (other than the reasons set out in sub-paragraph a) of this Section 11.3 above, the consequences of which are set forth therein) in which case, in addition to the payment of any Accruals, the Sr. Vice President following one year of active employment shall be entitled to the following payments and benefits in respect of a 12 (twelve) month period (the "Severance Period"), less all appropriate withholdings required by law, such payments and benefits being hereinafter referred to as the "Termination Benefits":

(i) payment of a lump-sum indemnity equivalent to the aggregate amount of Base Salary plus the average of the three (3) last years' bonuses that would have been payable during the Severance Period. Payment of this amount may instead be made by way of salary continuance, if so elected by the Corporation;

(ii) continued participation in all employee benefits plans and programs in which the Sr. Vice President was participating on the date of termination of employment, if and as permitted thereunder, until the earlier of: (i) the expiration of the Severance Period; and (ii) the date on which the Sr. Vice President receives equivalent coverage and benefits under other plans and programs of a subsequent employer;

(iii) payment of a bonus covering the period from the beginning of the then current fiscal year through to the date of termination of employment.

(iv) any stock options that are unvested at the date of termination of employment shall be forfeited immediately and vested stock options expire three (3) months after the date of termination of employment;

Payments contemplated for the Termination Benefits are contingent on a full release of the Corporation and its subsidiaries and affiliates by the Sr. Vice President, in a form satisfactory to the Sr. Vice President and the Corporation, both acting reasonably, in order to receive any severance payments pursuant to this Agreement. Except for any payments due to the Sr. Vice President under 11.3 (b)(iii), all payments to the Sr. Vice President contemplated by the Termination Benefits shall be made by the Corporation within ten (10) days of the date of termination of the Sr. Vice President's employment. Any bonus payment due to the Sr. Vice President pursuant to 11.3 (b)(iii) shall be payable following the fiscal year-end in accordance with the provisions of section 9.1. Furthermore, it is specifically understood and agreed that the Sr. Vice President shall have no obligation to mitigate damages or seek other employment or compensation in the event he is entitled to receive Termination Benefits under any provision of this Agreement, and except as otherwise expressly provided, payments made as part of such Termination Benefits shall not be offset by compensation or remuneration received from other sources.

12. Termination by the Sr. Vice President following a Change in Control

12.1 For purposes of this Section 12 and only for such purposes, Change in Control" shall mean any change of control, in fact or in law, including any sale, transfer or any other disposition or transaction or series thereof, directly or indirectly, pursuant to or as a result of which any person or group of persons acting together or in concert shall acquire, hold or exercise, whether directly or indirectly, rights over securities to which are attached more than fifty percent (50%) of the votes that may be cast to elect directors of the Corporation, or which entitle the holder(s) thereof to more than fifty percent (50%) of the economic value of the Corporation but shall not include a change of control resulting from the issuance by the Corporation of securities from treasury pursuant to a financing.

12.2 The Sr. Vice President may terminate his employment hereunder at any time within a period of six (6) months following a Change in Control, subject to a requirement to give 15 business days written notice to the Corporation; in such event, the Corporation shall be required to pay the Sr. Vice President any Accruals, and provide him with the Termination Benefits conditional on the Sr. Vice President executing a full release to the benefit of the Corporation and its subsidiaries and affiliates, in a form satisfactory to the Sr. Vice President and the Corporation, both acting reasonably.

13. Sufficiency of Payment

The Sr. Vice President acknowledges that the amounts and benefits contemplated in Sections 11 and 12 hereof are fair and reasonable and that such amounts cover any and all amounts which may be owing or payable by the Corporation in respect of his employment and/or the termination thereof, whether as prior notice, compensatory payment in lieu of prior notice, indemnity in lieu of notice of termination, severance pay, vacation, bonus, incentive, allowance, expenses, benefits or contractual or extra-contractual damages pursuant to any provision of law, contract, policy, plan, regulation, decree or practice whatsoever. Except as expressly contemplated in Sections 11 and 12 and except for any rights which he may have with respect to the indemnification to be provided by the Corporation pursuant to Section 7, whether under its by-laws or otherwise, the Sr. Vice President specifically acknowledges and agrees that neither he nor his estate shall be entitled to receive any other or additional amounts from the Corporation upon ceasing to be an employee.

14. Confidentiality

14.1 The Sr. Vice President acknowledges that, in the course of his employment with the Corporation, he will have access to and be entrusted with confidential and proprietary information and trade secrets of or relating to the Corporation, which information is not part of the public domain, and which the Corporation has a legitimate interest in protecting. Such information and trade secrets include, but are not be limited to the following:

(a) The identity of the Corporation's clients; the Corporation's client lists; the products and/or services offered or provided to the Corporation's clients, the prices charged for such products or services; the volume of sales made to such clients, the particular needs of such clients; and the methods or arrangements implemented by the Corporation or any Member thereof to service or do business with such clients;

(b) The identity of the Corporation's suppliers; lists of suppliers; the products and/or services purchased from such suppliers, the prices paid to such suppliers, and the financial or other particular arrangements made between such suppliers and the Corporation or any Member thereof,

(c) The identity of the Corporation's employees, the list(s) of employees of any Member of the Corporation, the salary, remuneration, other employment benefits and/or training provided to such employees;

(d) Any information concerning the actual or planned creation, production, development, marketing, sale, distribution and/or licensing of any products or services by the Corporation or any Member thereof;

(e) Any technique, process, method of doing business, or sales, marketing, product development or business plans or strategies, surveys, designs, inventions or other intellectual property of the Corporation or any Member thereof, including all antecedent derivative works; and

(f) Any information concerning the financial affairs of the Corporation or any Member thereof and any negotiations, licensing or other business agreements between any Member of the Corporation and third parties.

Sections 14.1(a) - (f) are referred to collectively as "Confidential Information."  The Sr. Vice President acknowledges and agrees that the foregoing are only examples of the types of trade secrets, confidential and proprietary information that will be made known to him by reason of his employment with the Corporation, and are not to be construed as an exhaustive list of such information. It is also understood that the term "Confidential Information" does not include information which is or becomes generally known to the public without any breach by the Sr. Vice President of his obligations hereunder or any fault on the part of the Sr. Vice President.

14.2 The Sr. Vice President covenants and agrees that, during his employment with the Corporation, and at all times subsequent to the termination of his said employment, for whatever reason, whether voluntary or involuntary, he shall not, directly or indirectly, in any manner or for any purpose whatsoever, except for the business purposes of the Corporation and as may be reasonably required in the normal and loyal performance of his employment duties hereunder or unless and to the extent he is specifically required to do so by Court order, use, copy or reproduce or allow to be used, copied or reproduced any Confidential Information or disclose, transmit, transfer or communicate or allow to be disclosed, transmitted, transferred or communicated any Confidential Information to any person, firm, business, corporation, partnership, joint venture, syndicate, association, governmental organization or authority, or any other type of entity or group, endowed or not with juridical personality.

14.3 The Sr. Vice President acknowledges and agrees that the Confidential Information, and all materials, documents, files and records relating thereto, are and shall remain the exclusive property of the Corporation.

14.4 The Sr. Vice President covenants and agrees that, upon the request of the Corporation and, in any event, upon the termination of his employment with the Corporation, for whatever reason, whether voluntary or involuntary, he will return to the Corporation immediately, without making or keeping any copies or reproductions thereof, in whatever form, all Confidential Information, however captured, stored or recorded, as well as all materials, documents, files, records, diskettes, notebooks, and other property of the Corporation which are in his possession, or under his custody or control.

15. Intellectual Property

15.1 If the Sr. Vice President creates, invents, designs, develops, contributes to or improves any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) ("Works"), either alone or with third parties, at any time during the Sr. Vice President's employment by the Corporation and within the scope of such employment and/or with the use of any of the Corporation resources ("Corporation Works"), the Sr. Vice President shall promptly and fully disclose same to the Corporation and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all worldwide rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Corporation to the extent ownership of any such rights does not vest originally in the Corporation. The Sr. Vice President further acknowledges that all original works of authorship that are made by the Sr. Vice President (solely or jointly with others) within the scope of and during the period of his/her employment with the Corporation and that are protectable by copyright are "works made in the course of employment," as that term is defined in the Copyright Act (Canada) and the Corporation shall be the legal owner of the copyright. The Sr. Vice President agrees not to use the Corporation Works, except for or on behalf and to the benefit of the Corporation.

15.2 Furthermore, the Sr. Vice President irrevocably waives any and all moral rights in any and all of the documents he/she may have prepared, the work that he/she may have performed and other forms of Corporation Works. The Sr. Vice President acknowledges that the Corporation is entitled to use, modify and reproduce any and all documents or material prepared by the Sr. Vice President, at its entire discretion, without the authorization of the Sr. Vice President and with no necessity to mention the Sr. Vice President's name.

15.3 The Sr. Vice President will, whenever requested to do so by the Corporation, either during or after the termination of his employment, for any reason whatsoever, execute any and all applications, assignments and other instruments which the Corporation shall deem necessary in order to apply for and obtain letters patent of Canada and/or foreign countries for such Corporation Works and in order to assign and convey to the Corporation the sole and exclusive right, title and interest in and to such Corporation Works, applications and patents.

15.4 The Sr. Vice President shall take all reasonably requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Corporation's expense (but without further remuneration) to assist the Corporation in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Corporation's rights in the Corporation Works. If the Corporation is unable for any other reason to secure the Sr. Vice President's signature on any document for this purpose, then the Sr. Vice President hereby irrevocably designates and appoints the Corporation and its duly authorized officers and agents as the Sr. Vice President's agent and attorney in fact, to act for and in the Sr. Vice President's behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

15.3 To the end that this Section 15 may be effectively carried out, the Sr. Vice President shall promptly inform and disclose to the Corporation all inventions, improvements, processes, applications, data and/or other information made, conceived and/or compiled by him during the employment relationship with the Corporation.

15.4 The requirements of this Section 15 do not apply to any intellectual property which covers those inventions for which no equipment, supplies, facility or trade secret information of the Corporation was used and which was developed entirely on the Sr. Vice President's own personal time, and:

(a) which does not relate directly to the Corporation's business or to the Corporation's actual or demonstrably anticipated research or development, or

(b) which does not result from any work the Sr. Vice President performed for the Corporation. Except as previously disclosed to the Corporation in writing, the Sr. Vice President does not have, and will not assert, any claims to or rights under any intellectual property as having been made, conceived, authored or acquired by the Sr. Vice President prior to his employment by the Corporation.

16. Non-Competition and Non-Solicitation Covenants

16.1 The Sr. Vice President expressly covenants and agrees that, during his employment and for a period of twelve (12) months from the date on which his employment with the Corporation terminates, for whatever reason, whether voluntary or involuntary, he will not, directly or indirectly, whether as a sole proprietor, partner, shareholder or in any other proprietary capacity whatsoever, in similar capacities than the ones the Sr. Vice President held in the thirty-six (36) months preceding the end of his engagement or tenure with the Corporation, anywhere in the Territory (as defined below), be engaged in, provide support, provide assistance in any other form whatsoever, be employed by, act as an employee and/or as an adviser to, or be the agent or representative of any person to any person, firm or corporation engaged in similar activities that those carried out by the Corporation which are the developing, manufacturing or licensing of oral film product (the "Activities"). For the purpose of Section 16.1, "Territory" means anywhere on the territory of the countries of Canada and the United States of America.

16.2 The Sr. Vice President expressly covenants and agrees that, during his employment and for a period of twenty-four (24) months from the date on which his employment with the Corporation terminates, for whatever reason, whether voluntary or involuntary, he will not, directly or indirectly, for any purpose which is in competition with the Activities:

(a) solicit or attempt to solicit any individual who was a customer or supplier of the Corporation, to the Sr. Vice President's knowledge, at any time within twenty-four (24) months prior to the date the Sr. Vice President ceases to be an employee of the Corporation, or entice any such customer or supplier of the Corporation to cease dealing with the Corporation and/or to modify its commercial relationship with the Corporation;

(b) solicit, induce, or otherwise persuade any individual who was an employee or an independent contractor of the Corporation at any time within six (6) months prior to the date the Sr. Vice President ceases to be an employee of the Corporation, to terminate his employment or to cease providing services to the Corporation.

16.3 The Parties agree that the restrictions contained in Section 16 will not prevent the Sr. Vice President from accepting employment with any larger pharmaceutical or medical products organization with separate and distinct divisions that do not compete, directly or indirectly, with the Corporation, as long as prior to accepting such employment the Corporation receives separate written assurances from the prospective employer and from the Sr. Vice President, satisfactory to the Corporation, to the effect that the Sr. Vice President will not render any services, directly or indirectly, to any division or business unit that competes, directly or indirectly, with the Activities carried out by the Corporation.  During the restrictive period set forth in Section 16.1, the Sr. Vice President will inform any new employer, prior to accepting employment, of the existence of this Agreement and provide such employer with a copy of this Agreement.  Further, the restrictions in Section 16.1 will not prohibit the Sr. Vice President from owning up to 10% of the capital stock of a publicly traded pharmaceutical or medical device company even if such public company has a product line which may compete with a product of the Corporation.  It is understood that this section will only apply if the restrictions contained in Section 16 are valid and enforceable against the Sr. Vice President.

17. Violation

17.1 The Sr. Vice President hereby agrees that the restrictions in the foregoing sections and paragraphs are reasonable and necessary in order to permit the Corporation to adequately protect its legitimate interests and competitive position in the marketplace;

17.2 The Sr. Vice President acknowledges that, in the event of any breach by him of any of his obligations under sections 14, 15 and 16, such breach shall cause the Corporation serious and irreparable harm and that injunctive relief will be necessary in such event, without prejudice to any other recourses or remedies available to the Corporation.

18. General

18.1 The Sr. Vice President acknowledges that this Agreement is a contract by mutual agreement which has been negotiated and discussed between the parties and entered into as a result thereof.

18.2 The terms of this Agreement have been reviewed, voted on, and unanimously approved by the Board.

18.3 Except for the 2022 Amended and Restated Stock Option Plan and the PRSU Plan, this Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, contains all of the agreements between the parties hereto and supersedes all prior written or oral agreements hereto with respect to the subject hereof and any and all such prior written or oral agreements are hereby terminated.

18.4 No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by both of the parties hereto.  No waiver of any breach of any provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived.

18.5 Each and every term, condition and provision of this Agreement is and shall be severable one from the other, and in the event that any term, condition or provision hereof is at any time declared by a court of competent jurisdiction to be void, invalid or unenforceable, same shall not extend to invalidate, make void or make unenforceable any condition or provision of this Agreement, and such term, condition or provision so declared to be void, invalid or unenforceable shall be severed from the rest of this Agreement.

18.6 This Agreement shall be binding upon and shall enure to the benefit of the parties hereto, their respective successors, legal representatives and permitted assigns.

18.7 The paragraph and section headings herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

18.8 This Agreement shall be governed by and construed in accordance with the laws of the Province of Quebec.  The courts of the Province of Quebec shall have exclusive jurisdiction with respect to any disagreement or dispute between the parties regarding this Agreement.

18.9 Time is of the essence of this Agreement.

19.10 The Sr. Vice President declares having had received a French version of this Agreement, having elected to be bound by this English version of this Agreement and agrees that all correspondence and all documentation in respect thereof relating to this Agreement be written in the English language. Le vice-président senior déclare avoir reçu un version française de la présente entente, qu'il a choisi être lié par la version anglais de cette entente puis accepté que toute la correspondance et la documentation relative à cette entente soient rédigées en langue anglaise.

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day, month and year first above written.

Corporation - INTELGENX CORP:

●

By: ___________________________________________________

 Name:
 Title:

Sr. Vice President:

 ___________________________________________________
 David Kideckel